Exhibit 99.1

Teknova Reports First Quarter 2026 Financial Results

First quarter 2026 total revenue was $11.1 million, up 13% over the same quarter prior year

Company reaffirms 2026 revenue guidance of $42-44 million

HOLLISTER, Calif., May 6, 2026 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the first quarter ended March 31, 2026.

“We had a great start to 2026,” said Stephen Gunstream, President and Chief Executive Officer at Teknova. “The substantial investments we’ve made since 2021, combined with an improved market backdrop, position Teknova for sustainable above-market growth over the next couple years, particularly as our Clinical Solutions customers advance their therapies and diagnostics towards commercialization.”

Matt Lowell, Teknova’s Chief Financial Officer, added, “We delivered strong financial results in the first quarter 2026 compared to 2025, including 13% revenue growth and significant improvements in Adjusted EBITDA and Free Cash Outflow. We believe the Company is well positioned to maintain its momentum. We therefore reiterate our 2026 revenue guidance of $42-44 million and continue to anticipate full-year Free Cash Outflow of less than $10 million,” he explained.

Corporate and Financial Updates

•
First quarter 2026 total revenue of $11.1 million, up 13% compared to $9.8 million for the first quarter 2025
•
Total cash and short-term investments were $17.8 million and total borrowings were $13.2 million at the end of the first quarter 2026

Revenue for the First Quarter 2026

	For the Three Months Ended March 31,
(Dollars in thousands)	2026	2025
Lab Essentials	$8,395	$8,117
Clinical Solutions	2,145	1,162
Other	537	516
Total revenue	$11,077	$9,795

First Quarter 2026 Financial Results

Total revenue for the first quarter 2026 was $11.1 million, up 13% compared to $9.8 million in the first quarter 2025. Lab Essentials revenue was $8.4 million in the first quarter 2026, up 3% compared to $8.1 million in the first quarter 2025. Clinical Solutions revenue was $2.1 million in the first quarter 2026, up 85% compared to $1.2 million in the first quarter 2025.

Gross profit for the first quarter 2026 was $3.8 million, compared to $3.0 million in the first quarter 2025. Gross margin for the first quarter 2026 was 34.2%, compared to 30.7% in the first quarter 2025. The increase in gross margin was primarily driven by higher revenue.

Operating expenses for the first quarter 2026 were $8.1 million, compared to $8.0 million in the first quarter 2025. The increase was primarily driven by higher spending in sales and marketing, resulting from higher headcount and increased marketing expenses, partially offset by lower general and administrative expenses attributable to lower stock-based compensation expense and professional fees.

Net loss for the first quarter 2026 was $4.6 million, or negative $0.08 per diluted share, compared to $4.6 million, or negative $0.09 per diluted share, for the first quarter 2025. Adjusted EBITDA for the first quarter 2026 was negative $2.0 million, compared to negative $2.5 million for the first quarter 2025.

Cash used in operating activities for the first quarter 2026 was $3.4 million, compared to $4.1 million of cash used in operating activities for the first quarter 2025. Free Cash Outflow was $3.6 million for the first quarter 2026, compared to $4.3 million for the first quarter 2025.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Reaffirms 2026 Outlook

Teknova reaffirms its fiscal 2026 outlook for revenue and Free Cash Outflow. The Company continues to anticipate total revenue of $42 million to $44 million for the fiscal year ending December 31, 2026 (“2026”). The Company also anticipates Free Cash Outflow of less than $10 million for 2026.

Upcoming Investor Conference Attendance

Craig-Hallum Institutional Investor Conference (Minneapolis, MN)

Thursday, May 28, 2026

William Blair Growth Stock Conference (Chicago, IL)

Thursday, June 4, 2026

Conference Call and Webcast

Teknova will host a webcast and conference call on Wednesday, May 6, 2026, beginning at 6:00 p.m. Eastern Time. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel breakthroughs that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in genomics, molecular diagnostics, and emerging therapeutic modalities. Our fast turnaround of high-quality agar plates, microbial culture and cryopreservation media, buffers and reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 180,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of next-generation therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow (Outflow).

Teknova defines Adjusted EBITDA as net income (loss) adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow (Outflow) as cash provided by (used in) operating activities less purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow (Outflow) in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2026 revenue and Free Cash Outflow guidance, and other statements about Teknova’s business prospects, including about Teknova’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which Teknova makes only as of the date hereof, even if they are repeated by Teknova subsequently. Teknova does not intend and shall have no obligation to update, amend, or clarify these forward-looking statements, except as may be required under applicable securities laws.

Investor Contact

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Media Contact

Jennifer Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
Revenue	$11,077	$9,795
Cost of sales	7,293	6,788
Gross profit	3,784	3,007
Operating expenses:
Research and development	609	552
Sales and marketing	2,128	1,640
General and administrative	5,058	5,492
Amortization of intangible assets	287	287
Total operating expenses	8,082	7,971
Loss from operations	(4,298)	(4,964)
Other (expenses) income, net
Interest expense, net	(219)	(144)
Other adjustment to loan exit fee	—	485
Other income	9	—
Total other (expenses) income, net	(210)	341
Loss before income taxes	(4,508)	(4,623)
Provision for income taxes	47	22
Net loss	$(4,555)	$(4,645)
Net loss per share—basic and diluted	$(0.08)	$(0.09)
Weighted average shares used in computing net loss per share—basic and diluted	53,606,278	53,421,533

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of March 31,	As of December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$4,306	$5,912
Short-term investments, held -to-maturity	13,478	15,426
Accounts receivable, net	5,672	4,618
Inventories, net	6,874	7,054
Prepaid expenses and other current assets	1,344	1,501
Total current assets	31,674	34,511
Property, plant, and equipment, net	40,524	41,733
Operating right-of-use lease assets	13,608	14,112
Intangible assets, net	11,656	11,943
Other non-current assets	1,195	1,285
Total assets	$98,657	$103,584
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,618	$1,378
Accrued liabilities	3,363	4,283
Current portion of operating lease liabilities	1,915	1,876
Total current liabilities	6,896	7,537
Deferred tax liabilities	925	879
Long-term debt, net	13,170	13,123
Long-term operating lease liabilities	12,742	13,270
Total liabilities	33,733	34,809
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	205,268	204,564
Accumulated deficit	(140,345)	(135,790)
Total stockholders’ equity	64,924	68,775
Total liabilities and stockholders’ equity	$98,657	$103,584

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2026	2025
Operating activities:
Net loss	$(4,555)	$(4,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	7	45
Inventory reserve	413	437
Depreciation and amortization	1,576	1,580
Stock-based compensation	695	852
Deferred taxes	46	21
Accrued interest income on short-term investments	(27)	(54)
Amortization of discount on short-term investments	(87)	(184)
Amortization of debt financing costs	47	86
Other adjustment to loan exit fee	—	(485)
Non-cash lease expense	15	30
Changes in operating assets and liabilities:
Accounts receivable	(1,061)	(1,349)
Inventories	(233)	(209)
Prepaid expenses and other current assets	157	(4)
Other non-current assets	90	63
Accounts payable	330	740
Accrued liabilities	(772)	(1,017)
Other	—	(10)
Cash used in operating activities	(3,359)	(4,103)
Investing activities:
Purchases of short-term investments	(3,938)	(1,970)
Maturities of short-term investments	6,000	6,000
Purchases of property, plant, and equipment	(221)	(206)
Cash provided by investing activities	1,841	3,824
Financing activities:
Proceeds from long-term debt	—	1,110
Payment of exit fee costs	—	(1,110)
Repayment of financed insurance premiums	(97)	(56)
Proceeds from exercise of stock options	9	4
Cash used in financing activities	(88)	(52)
Change in cash and cash equivalents	(1,606)	(331)
Cash and cash equivalents at beginning of period	5,912	3,708
Cash and cash equivalents at end of period	$4,306	$3,377

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2026	2025
Net loss – as reported	$(4,555)	$(4,645)
Add back:
Interest expense, net	(219)	(144)
Provision for income taxes	47	22
Depreciation expense	1,289	1,293
Amortization of intangible assets	287	287
EBITDA	$(2,713)	$(2,899)
Other and non-recurring expenses:
Stock-based compensation expense	695	852
Other adjustment to loan exit fee	—	(485)
Adjusted EBITDA	$(2,018)	$(2,532)

	For the Three Months Ended March 31,
	2026	2025
Cash used in operating activities	$(3,359)	$(4,103)
Purchases of property, plant, and equipment	(221)	(206)
Free Cash Flow	$(3,580)	$(4,309)